Exhibit 99(a)


                      Cable & Wireless to Buy
          MCI's Internet Backbone and ISP Service Business

Washington, D.C. and London, May 28, 1998 -- Cable & Wireless will acquire MCI's entire Internet backbone service business for $625 million (385 million pounds) in cash, the two companies announced today.

The transaction gives Cable & Wireless a premier Internet business in the fastest-growing sector of the U.S. telecommunications market. It also addresses anti-trust issues being examined by the U.S. Department of Justice and the European Commission and, subject to approval by those authorities, should clear the way for the swift approval of the MCI WorldCom merger.

The acquisition expands Cable & Wireless's already strongly growing portfolio of global communications Internet services and enhances its prospects for growth in the booming global Internet marketplace.

Richard H. Brown, Cable & Wireless Chief Executive, said: "The Internet is a vital element of our growth engine. Already it is the world's fastest growing telecommunications service, growing at more than 50 percent every year.

"This transaction catapults us into a leading role in the World League of Internet and data traffic carriers. It gives us the scale and scope we need in the United States to match our leading role in the rest of the world.

"Data has already overtaken voice in terms of traffic in the U.S. and across the Atlantic and Pacific Oceans. The rest of the world is set to follow suit. With this transaction, Cable & Wireless is ideally placed as the pace of the communications revolution accelerates."

The terms of the deal are as follows:

- MCI will sell to Cable & Wireless its Internet backbone service business, comprising all of its 22 domestic nodes, 15,000 interconnection ports, more than 40 ongoing peering agreements, and equipment dedicated to supporting the network including routers and switches. These are key pieces of technology that will allow users to access the Internet efficiently.

- Cable & Wireless will acquire and assume support for MCI's contracts with its Internet Service Provider (ISP) customers, whose business is primarily re-selling Internet access. Today, MCI has more than 1,300 U.S. domestic and international ISP customers across 76 countries.


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-        In order to continue high standards of service for all customers, Cable
         &  Wireless  and  MCI  have   concluded  an  agreement  to  ensure  the
         fulfillment of all existing contractual arrangements with customers.

Initially, MCI will provide the underlying telecommunications transport services supporting the Cable & Wireless backbone and will provide additional services as required by Cable & Wireless. MCI will use Cable & Wireless's backbone services to support its growing base of non-ISP customers.

MCI's residential and non-ISP commercial customers (who are not resellers of Internet services) are not affected by this agreement, and MCI will continue to provide non-Internet services to its ISP customers. Residential and commercial customers will continue to receive MCI services exactly as they do today from the same access facilities, under the same terms of their contracts and with support from their existing account teams. For a period of at least two years, underlying Internet services for MCI's existing customers will be provided on the Cable & Wireless network. MCI will continue to provide Intranet, web-hosting and other value-added Internet services to its customer base.

MCI has played a pioneering role in the development of Internet commerce, communication and technology. In 1987, it was chosen to provide the high speed fiber optic lines that formed the National Science Foundation's Internet backbone. This ultimately gave way to today's competitive Internet backbone services in the United States.

Cable & Wireless companies lead the market for Internet services in Hong Kong and the Caribbean and this is a rapidly growing market for Cable & Wireless worldwide. HongKong Telecom IMS is the leading Internet Service Provider in Hong Kong with 235,000 Internet customers, increasing by 10,000 a month, and operates a direct high-speed Internet access gateway to China. Optus (49 percent Cable & Wireless) is one of the leading Internet Service Providers in Australia, one of the world's most advanced Internet markets. Cable & Wireless Communications in the UK is the fastest growing Internet Service Provider and is pioneering the development of the interface between Internet and entertainment digital TV.

In the United States, Cable & Wireless, Inc. (a wholly-owned subsidiary of Cable & Wireless) is a leader in the long distance and international communications market, serving approximately 100,000 business customers in 50 states with a range of voice, data, messaging and Internet services through 35 local sales offices. Headquartered in Vienna, Virginia, near Washington, D.C., the company has annual revenues in excess of $1 billion and 2,300 employees. It operates its own digital fiber optic network between major cities in the USA which is constantly expanding.




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"By divesting  MCI's  Internet  backbone,  we have  eliminated  any overlap with
WorldCom's Internet business," said Bert Roberts, MCI's chairman. "We have formed an agreement that addresses anti-trust concerns with the MCI WorldCom merger, ensures the continued delivery of quality Internet services for all our customers and creates an exciting new opportunity for some of the industry's most skilled Internet personnel."

Today's announcement is an agreement to acquire MCI's Internet backbone and ISP service business which has assets of approximately $100 million (60 million pounds) and projected turnover of approximately $220 million (135 million pounds) annualized for the 12 months to 31 December 1998. The agreement provides Cable & Wireless with certain revenue and traffic guarantees. Cable & Wireless will gain the engineering and other expertise of certain MCI personnel currently dedicated to the operation of MCI's backbone service business as well as sales, marketing and support personnel who service MCI's ISP customers. MCI will fund an incentive program to ensure that Cable & Wireless benefits from the world-class skills of some of the industry's best Internet talent.

The MCI  WorldCom  merger is subject to  approval by the  Department  of Justice
(DOJ), European Commission (EC) and the Federal Communications Commission (FCC). Cable & Wireless's acquisition of MCI's Internet backbone service business requires approval from the DOJ and the EC. This transaction will be completed concurrently with the completion of the MCI WorldCom merger, which is expected this summer.

In Cable & Wireless's annual results for the full year to 31st March 1998, announced on 13 May, turnover (revenue) including Cable & Wireless's shares of associates and joint ventures increased by 19 percent to $13.6 billion (8,302 million pounds). Group turnover increased 16 percent to $11.5 billion (7,001 million pounds). Total operating profit (the operating profit of the group and its share of associates and joint ventures) before exceptional items rose 19 percent to $2.8 billion (1,684 million pounds). Pre-tax profit rose 54 percent to $3.6 billion (2,184 million pounds). Pre-tax profit before exceptional items grew 13 percent to $2.6 billion (1,597 million pounds). Exceptional items for the year totaled $963 million (587 million pounds).

Cable & Wireless is one of the world's leading providers of global telecommunications services with revenues of approximately $12 billion annually. Its businesses provide 17 million customers in 70 countries with a complete range of international, domestic and mobile communications. Cable & Wireless is the world's third largest carrier of international traffic, provides mobile communications in more than 30 countries and operates the world's largest cableship fleet.





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MCI, headquartered in Washington, D.C., is a leading provider of local-to-global communication services to business, government and residential users. The company's fast-growing portfolio of advanced data and IT services accounts for a quarter of MCI's approximately $20 billion in annual revenue. MCI operates one of the world's largest and most advanced digital networks, connecting local markets in the U.S. to hundreds of locations worldwide. MCI has agreed to merge with WorldCom, one of the world's fastest-growing communications companies. The merger will create MCI WorldCom, a company uniquely positioned in the U.S. local and long distance markets as well as the global data and Internet markets.